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                                                                    EXHIBIT 6.51


December  22, 2000


Jeffrey Hoffman
3232 Cobb Parkway #206
Atlanta, Ga. 30339


Re:  Offer of Employment

Dear Jeff,

Further to our discussion last week with Bruce Cowen and Michael Lauer, we would like to extend an offer of employment as President, CEO and Director of Total Film Group, Inc. (TFG). If you accept our offer of employment, the following terms and conditions will apply.

Your responsibilities will include:

     - interacting with the public marketplace, including financial institutions, retail firms and our investor relations firm (Richard Rubenstein Investor Relations or another firm);

     - evaluating new content opportunities to be approved by an executive committee composed of me and yourself;

     - development and implementation of capital formation plan for the Company, which will include equity and debt raises;

     -    strategic planning to be determined between us

     -    co-management of the Company to be developed between us

You will report directly to me in my role as the Chairman of the Board of Directors.

Your beginning rate of compensation will be an annual salary of $300,000 per annum, a fixed annual bonus of $29,167, and a personal bonus of 5% in pre-tax profits, which is the same bonus that I would receive as we move the Company to profitability.

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JEFF HOFFMAN, PAGE 2


The Company will provide you with housing in the Los Angeles area, budget to be approved by the Company in advance.

You will receive 2,200,000 options to purchase the company's common stock at the bid price on the date of signature of this employment offer, such options to vest according to the following schedule:

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440,000  upon signature of this offer letter and commencement of employment;
440,000 TFG stock closes at $5.00 per share or above for five consecutive days; 440,000 TFG stock closes at $7.50 per share or above for five consecutive days; 440,000 upon completion of an equity raise of $5 million or greater;
440,000  upon issuance of research report on TFGP by a reputable broker/dealer

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I look forward to the opportunity of working with you in the near future, with a view towards building a world-class entertainment company and exploiting the company's content to the fullest in the public marketplace.

Jeff, please sign this offer letter and return it to me at your earliest convenience, as your commencement date will coincide with your signing of this letter.

If you have any questions concerning the content, please do not hesitate to contact me or Bruce Cowen.


Sincerely,

/s/ Gerald Green

Gerald Green
Chairman and CEO


ACCEPTED AS TO THE TERMS CONTAINED WITHIN:

/s/ Jeffrey Hoffman                     on this date December 18, 2000
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Jeffrey Hoffman

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